Exhibit 99.1

Bidz.com Announces that Federal Trade Commission Has Decided to Conclude its Investigation Relating to Bidz’ Email Marketing Practices

CULVER CITY, Calif., April 9, 2010— Bidz.com (NASDAQ: BIDZ), a leading online retailer of jewelry, today announced that the staff of the Federal Trade Commission (“FTC”) has decided not to recommend enforcement action against the Company in connection with the FTC’s investigation, previously disclosed by the Company, into the Company’s email marketing practices.

“We are pleased with the decision of the FTC staff, as we have cooperated fully throughout the investigation,” said David Zinberg, the Company’s Chief Executive Officer. “We take very seriously our, and our marketing partners’, obligations relating to email marketing. This favorable result will allow us to concentrate on our core business.”

In May 2009, the Company received a Civil Investigation Demand for Information from the FTC in connection with the FTC’s investigation of the Company’s compliance with various provisions of the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 (“CAN-SPAM”), 15 U.S.C. § 7701, et seq., relating to the advertising, marketing, and promotion of the Company and its products through the use of emails. The focus of the investigation was failure to honor opt-out requests by individuals who wanted to stop receiving commercial e-mail messages sent by or on behalf of the Company.

The FTC’s decision follows the Company’s announcement on March 1, 2010, where the United States District Court for the Central District of California denied the Plaintiff’s Motion for Class Certification and for Appointment of Class Representative and Class Counsel Court’s ruling in favor of Bidz that alleged, among other things, that the Company engaged in unfair business practices.  As a result of this favorable ruling, the Company settled this purported class action lawsuit for a minimal cash settlement to resolve this distraction and focus on its ongoing operations.

About Bidz.com

Bidz.com, founded in 1998, is a leading online retailer of jewelry. Bidz offers its products through a live auction format as well as a fixed price online retail store, Buyz.com. Bidz.com’s auctions are also available in Arabic, German and Spanish. To learn more about Bidz.com visit its website at www.bidz.com. Bidz also operates Modnique, a division of Bidz.com, an exclusive private sale shopping site for members-only, offering authentic premium brand name merchandise. Modnique offers its members exclusive access to 24-72 hour sales events on designer apparel, accessories, shoes, and houseware and much more at price points up to 85% below traditional retail prices. To learn more about Modnique visit its website at www.modnique.com.

Safe Harbor Statement

This press release includes forward looking statements about the Company’s estimated revenue and earnings within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this release, including statements regarding the Company’s future financial position, business strategy and plans and objectives of management for future operations, are forward looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions, as they relate to the Company, are intended to identify forward looking statements. We have based these forward-looking statements largely on current expectations and projections about future events and financial trends that we believe may affect the Company’s financial condition, results of operations, business strategy and financial needs. Risks and uncertainties include that our common stock is subject to short selling and trading, and prices of our stock may be volatile; that we are subject to “prank” bidding; that we may face increasing costs to acquire new customers; the ability of the Company to attract customers to its website and offer attractive products; the ability to maintain profit levels while expanding international sales; the ability to detect fraud if we fail to maintain an effective system of internal controls; the ability to maintain our website, electronic data processing systems, and systems hardware; the ability to forecast accurately net revenue and plan for expenses; that we do not have a guaranteed supply of jewelry products and that we have a heavy concentration of inventory purchases from our top two suppliers; the ability to protect our intellectual property rights; and potential litigation and government enforcement actions that may result from our prior securities offerings and other activities. Please refer to Bidz.com’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. Bidz.com undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

IR Contact:
Addo Communications, Inc.
Andrew Greenebaum, 310-829-5400
andrewg@addocommunications.com